Exhibit 10.5
AMENDED AND RESTATED SUA INSURANCE COMPANY
PARTNER AGENT PROGRAM AGREEMENT
This Amended and Restated Partner Agent Program Agreement (the “Amendment”) is entered into as of the 10th day of June, 2009 by and between SUA Insurance Company and its property and casualty insurance subsidiaries and affiliates (collectively the “Company”) and Risk Transfer Holdings, Inc. and its affiliates and subsidiaries (collectively, “Partner Agent”), and amends and restates the Specialty Underwriters’ Alliance, Inc. Partner Agent Program Agreement entered into by and between the Company and Partner Agent on November 3, 2004, as amended (the “Agreement”). Any terms defined in the Agreement and used herein shall have the same meaning in this Amendment as in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Amendment shall be and constitute an amendment of the Agreement and shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement. Any capitalized terms not defined herein shall be defined as in the Agreement.
The parties hereto agree to develop and administer insurance program(s) as described in Exhibit A attached hereto. This Agreement pertains only to that Program business, with the Company and the Partner Agent agreeing as follows:
I.	AUTHORITY
A.	Partner Agent’s authority is subject to the terms of this Agreement and Company’s Program description, underwriting guidelines, system templates, service standards, form and rate and other filings, and authority limits provided by Company to Partner Agent (“Company Guidelines”). Company appoints Partner Agent as its exclusive Partner Agent for ten (10) years for the Program from the Effective Date within the territories specified in the Company Guidelines solely for the following purposes:
1.	To solicit, receive, and bind proposals for commercial lines insurance in accordance with the Company Guidelines.

2.	To pre-screen applications and estimate rates and/or premiums in accordance with the Company Guidelines.

3.	To endorse in-force policies in accordance with Company Guidelines.

4.	To collect, receive, account for, and pay to Company, premiums on policies written by Company, and to refund to the policyholder or insured, as appropriate (or to Company if requested by Company), return premiums as provided in the applicable policy.

5.	To issue, countersign (where necessary), and deliver policies executed by authorized officers of Company.

6.	To effect conditional renewals, cancellation and non-renewal of policies in accordance with Company Guidelines and applicable law.
B.	Partner Agent may delegate its authority in writing to designated employees.

C.	Partner Agent’s authority is subject to compliance with (and Partner Agent shall not alter, modify, or change and shall not waive any provision in) the applicable forms, rules, or rates of Company, according to their exact terms and to all applicable laws and regulations.

D.	Company shall have the right to reject any application or business submitted by Partner Agent or to modify, cancel, or refuse to renew any policies written by Company hereunder by giving Partner Agent written notice of effective date of changes that would affect this business.

E.	Partner Agent shall, within twenty (20) calendar days of the inception of coverage, provide to Company all data and statistical information relating to the underwriting of accounts. Partner Agent is authorized to issue binders, certificates or other evidence of insurance.

F.	With 30 days notice, the Company Guidelines may be amended or new Company Guidelines may be adopted at the Company’s discretion without the need to amend this Agreement, provided, however, that amendments to the (i) Collateral Management and Accounting or (ii) Premiums and Accounting Process Guidelines of the Company Guidelines may be adopted by the Company in its discretion only with 90 days notice. Such amendments or new Company Guidelines will be provided to the Partner Agent in writing and must be implemented by Partner Agent in accordance with Company’s instructions. Partner Agent will be provided the opportunity to discuss any changes to Company Guidelines. Company will give Partner Agent reasonable notice in which to enact such changes.

G.	Company retains the right to modify, cancel, conditionally renew or non-renew any and all policies solely in Company’s discretion.

H.	Partner Agent has no authority to solicit, negotiate or place any reinsurance on behalf of Company.
II.	OBLIGATIONS OF AGENT
A.	Partner Agent represents and warrants that (i) Partner Agent has any and all ownership or other rights in the business contemplated herein necessary to place such business with Company under this Agreement; (ii) Partner Agent placing business under this Agreement is not in violation of any duty or obligation owed to any other entity or person; and (iii) Partner Agent is, and will continue to be, authorized and licensed to perform all acts set out in this Agreement while providing services under this Agreement.

B.	The Programs that are the subject of this agreement, more specifically described in Exhibit A, shall be exclusive for both the Company and the Partner Agent. In the event that a conflict exists as to whether Partner Agent is authorized to represent an existing or prospective policyholder, when required by law the Company will honor the policyholder’s written producer of record designation signed by the policyholder. Notwithstanding the foregoing, Company shall be under no obligation to honor a written producer of record designation from a policyholder before accepting business from a designated Partner Agent, and Company’s determination of which agent of Company represents Company with regard to a particular policyholder shall be final and binding. Furthermore, if the Company cannot come to terms on the specific risk (potential or existing customer) due to price, location, or other underwriting reason, the Partner Agent may place the business with another carrier; the underwriting file for that specific risk must be documented as to why it was not placed with the Company. An email delivered to the Company Program Director and stored in a physical file shall be considered sufficient documentation for the purposes of this subsection. The Partner Agent and Company further agree that the Company will have first right of refusal on any account meeting the specific program’s underwriting guidelines.

C.	Partner Agent shall be responsible for compliance with all applicable state and federal laws, regulations, rules, and requirements relating to the performance of Partner Agent’s obligations and the general standards, rules, and regulations of the insurance industry and all Company Guidelines as provided by Company in writing.

D.	Partner Agent shall keep true, separate, accurate, and complete records of all transactions related to the policies and all correspondence.

E.	All records and documents applicable to the business relationship between Company and Partner Agent shall be maintained in a form and manner prescribed by the Company’s Records Retention Policy (“Policy”), which has been provided to the Partner Agent. Records must be maintained for the time period outlined in the Policy.

F.	All records and documents of Partner Agent relating to the business described in Exhibit A may be audited, examined, and/or copied by representatives of Company at any time during normal business hours and shall be made available for examination to reinsurers, or to any state insurance department or regulatory body which so requires. Additionally, Partner Agent shall permit authorized employees and representatives of Company to review the operations of Partner Agent, both at its place of business and at other locations during business hours upon ten (10) days written notice by Company.

G.	Partner Agent shall notify Company within forty-eight (48) hours of notice or receipt of any complaint filed with any state insurance department or other regulatory authority relating to the policies, whether against Company or Partner Agent. The parties will work together to promptly and adequately respond to any such complaint. If requested by Company, Partner Agent shall prepare a response to any such complaint or, at Company’s discretion, provide a complete written account to Company such that Company can respond; however, no response shall be sent by Partner Agent prior to consulting with Company regarding such response. Company retains the final authority on all responses relating to complaints against Company. Company may establish formal complaint handling procedures for Partner Agent to follow which are consistent with the requirements set forth herein.

H.	Partner Agent shall not contact any state insurance department or other regulatory authority, directly or indirectly, with regard to Company’s business without the prior written consent of Company. Partner Agent shall notify Company immediately in the event that Partner Agent receives any contact from any such department or authority with regard to Company’s business.

I.	Partner Agent shall utilize automated business processing through Company’s centralized technology system (“Company System”).

J.	If Company provides access to Company information or networks through computer access, Partner Agent shall be responsible for maintaining the security and integrity of such information and of Company’s systems over those elements that the Partner Agent can control. Partner Agent shall not introduce into Company’s systems any virus or other harmful agent. Partner Agent shall be responsible for assuring the quality of policy, premium, accounting and statistical data submitted to Company consistent with Company standards. Partner Agent agrees to adhere to the terms and conditions governing Partner Agent’s use of any existing Company website or any website Company may own, make available, operate, acquire, use from time to time, create or sponsor in the future, and related services available under any such website. These terms and conditions regarding use of any website or the content of any website may change with prior notice provided to the Partner Agent. Partner Agent’s use of these websites constitutes agreement to the terms and conditions that exist at each point in time Partner Agent uses any such website. Partner Agent may not use the name, logo, or service mark of Company or any of its affiliates in any advertising, promotional material, internet site, or in any material disseminated by Partner Agent without the prior written consent of Company. Partner Agent shall maintain copies and provide an original to Company of any advertisement or other materials approved by Company along with full details concerning where, when, and how it was used. Use of any authorized item shall be limited to the scope of the current request and approval, unless specifically authorized for broader use by Company. Partner Agent must obtain re-authorization of all items should Partner Agent change such advertisements or other materials in appearance and/or content.

K.	All expenses associated with Partner Agent’s performance hereunder shall be the responsibility of Partner Agent, including but not limited to general office expenses, automation expenses, systems integration expenses, marketing expenses, broker, producer, or countersigning commissions, fees, and taxes.

L.	Partner Agent agrees to protect Company’s ‘Confidential Information’ from disclosure to third parties. ‘Confidential Information’ shall mean Company originated information that is not readily available to the general public to include, but not limited to, rating manuals that have been prepared or generated by the Company, forms that have been prepared or generated by the Company, Company Guidelines, underwriting records that have been prepared or generated by the Company, and management reports that have been prepared or generated by the Company. All Confidential Information, that has not previously been destroyed, shall be returned to the party that originated that Confidential Information immediately upon written request that specifically describes the information or documentation to be returned. ‘Company Guidelines’ shall mean any Program description, underwriting guidelines, system templates, service standards, system forms, rates and authority limits provided by Company to Partner Agent. Company Confidential Information does not include any information that: (a) is in the public domain or hereafter becomes known to the public through no fault of either party; (b) is subsequently obtained from an independent, third-party source having no obligation of confidentiality, directly or indirectly, to Company; or (c) the disclosure of which is required by law. If a possibility exists that disclosure may be ordered by a court of law, Partner Agent shall give the Company at least thirty (30) days prior written notice of such possibility so that Company may have the opportunity to contest such disclosure.

M.	Partner Agent agrees that Partner Agent and its employees, agents, and representatives are (i) aware of the sensitive and proprietary nature of any and all information each may receive with regard to applicants, policyholders, beneficiaries of policies, and claimants (the “3rd Party Confidential Information”); and (ii) aware of and will comply with: (a) any and all applicable laws, regulations, rules, and requirements relating to the 3rd Party Confidential Information; (b) the general standards, rules, and regulations of the insurance industry relating to the 3rd Party Confidential Information; and (c) all written instructions provided to Partner Agent from time to time by Company relating to the 3rd Party Confidential Information. Partner Agent shall comply with Company’s privacy policies and shall hold all 3rd Party Confidential Information in trust and confidence in compliance with Company’s privacy policy, and shall use the 3rd Party Confidential Information only for the purpose contemplated in this Agreement. Partner Agent agrees that it shall immediately refer any question concerning any aspect of Company’s privacy policy to Company for resolution.

N.	If requested by Company, Partner Agent agrees to become a member of Company’s Partner Agent committee (“Partner Agent Advisory Committee”). Partner Agent or appropriate designee shall attend all meetings of the Partner Agent Advisory Committee, provide input at such meetings, and cooperate fully with the Partner Agent Advisory Committee in all aspects.

O.	Partner Agent agreed to purchase a certain amount of Class B exchangeable common stock (“Partner Agent Stock”) as more specifically outlined in the Securities Purchase Agreement dated as of the date hereof by and between the Company and the Partner Agent (“Securities Purchase Agreement”) which is hereby incorporated by reference as an integral part of this Agreement. Company warrants that, as of October 2006, Partner Agent has satisfied such purchase obligation as provided for in the Securities Purchase Agreement.

P.	Partner Agent shall cooperate with Company’s implementation and execution of loss control and premium audit functions which includes billing, collection and remittance or return of any and all premium due.
III.	OBLIGATIONS OF COMPANY
A.	Company shall act in accordance with the terms of this Agreement and will pay Partner Agent a commission in accordance with Exhibit A (“Commission”) and a share of profits in accordance with Exhibit B (“Profit Sharing” which, together with “Commission”, is the “Compensation”) attached hereto and referenced herein. Partner Agent shall be responsible for paying any compensation due to its sub producers.

B.	Company shall provide for the payment of all excise taxes, premium taxes (except surplus lines taxes) and assessments.

C.	Company shall appoint Partner Agent as required by various state laws and regulations.

D.	Company will develop and maintain Company System.

E.	Company agrees to protect Partner Agent’s ‘Confidential Information’ from disclosure to third parties. ‘Confidential Information’ shall mean Partner Agent originated information that is not readily available to the general public to include, but not limited to, rating manuals that have been prepared or generated by the Partner Agent, forms that have been prepared or generated by the Partner Agent, underwriting records that have been prepared or generated by the Partner Agent, and management reports that have been prepared or generated by the Partner Agent. All Confidential Information, that has not previously been destroyed, shall be returned to the party that originated that Confidential Information immediately upon written request that specifically describes the information or documentation to be returned.

F.	Company agrees that Company and its employees, agents, and representatives are (i) aware of the sensitive and proprietary nature of any and all information each may receive with regard to applicants, policyholders, beneficiaries of policies, and claimants (the “3rd Party Confidential Information”); and (ii) aware of and will comply with: (a) any and all applicable laws, regulations, rules, and requirements relating to the 3rd Party Confidential Information; (b) the general standards, rules, and regulations of the insurance industry relating to the 3rd Party Confidential Information; and (c) all written instructions provided to Company from time to time by Partner Agent relating to the 3rd

Party Confidential Information. Company shall comply with Partner Agent’s privacy policies and shall hold all 3rd Party Confidential Information in trust and confidence in compliance with Company’s privacy policy, and shall use the 3rd Party Confidential Information only for the purpose contemplated in this Agreement. Company agrees that it shall immediately refer any question concerning any aspect of Partner Agent’s privacy policy to Partner Agent for resolution.
IV.	CLAIMS AND COVERAGE
A.	Partner Agent shall immediately notify and cooperate with Company if Partner Agent receives notice of any claim or potential claim which could involve Company, any of its affiliates or subsidiaries, or the business written hereunder.

B.	Partner Agent has no authority to adjust or settle any claims arising out of or in connection with policies, shall not make any statements regarding the application of coverage to specific situations, whether actual or hypothetical, and shall not commit Company to any liability in connection with any actual or potential claim or loss.

C.	Partner Agent shall immediately report all claims, or potential claims, suits, or losses relating to the policies to Company or to an assigned adjuster or claim representative who has been designated by Company. Partner Agent shall cooperate fully with Company or the assigned adjuster or claim representative in the investigation, adjustment, settlement, and payment of claims and coverage matters. All records, files, correspondence, or other materials pertaining to claims shall be the sole property of Company.

D.	Company will consult with Partner Agent on the selection of vendors and claims handling procedures (“Vendor Selection and Claims Procedures”) unique to the Programs; however, Company retains sole discretion for Vendor Selection and Claims Procedures.
V.	COMPENSATION OF AGENT
A.	Company shall pay Partner Agent the Commission and Profit Sharing as respectively described in Exhibit A and Exhibit B.

B.	With one hundred eighty (180) days advance written notice, for reasons related to regulatory constraints or industry issues including but not limited to Program coverage resulting in an insurance industry or market downturn, the Company reserves the right to adjust Partner Agent’s Commission as described in Exhibit A, but only for business that is new or renewal after the one hundred eighty 180 days notice.

C.	Effective at any time after a minimum of one hundred eighty (180) days advance written notice to Partner Agent, Company may adjust the current payout period of Profit Sharing as described in Exhibit B.

D.	It is understood and agreed that the Compensation paid hereunder shall be full compensation for all services rendered by Partner Agent pursuant to this Agreement.

E.	Partner Agent shall refund Commission, or other fees or amounts retained by Partner Agent, to the policyholder or insured, as appropriate, or to Company if requested by Company, from Partner Agent’s own funds on a pro-rata basis on return premiums at the same rate as paid to Partner Agent.

F.	The Commission applicable to multiple year policies (if Company has bound such policies through Partner Agent) shall be the Commission that is in effect for such policy during the year in which the policy is initially written, and such Commission shall apply throughout the term of any such policy.

G.	Partner Agent shall have no authority to, and shall not collect any fee(s) on, the policies unless specifically authorized by Company and permitted by law.

H.	Partner Agent shall calculate Commission based on premiums collected by Partner Agent for policies reported to Company.
VI.	PREMIUMS AND ACCOUNTING
A.	Partner Agent shall be responsible for collecting premiums, whether advance, deposit, developed, installment, audit, renewal, additional, or otherwise, on all policies other than direct-bill policies. Despite the foregoing, however, Company reserves the right, in its sole discretion, to communicate with, to directly collect premium from, and/or to cancel or non-renew policies of, its insureds. Except as otherwise provided in this Agreement and in the Collateral Management and Accounting Guideline of the Company Guidelines, Partner Agent shall be liable for and pay all earned premium to Company, with the exception that for premiums owed that have premium collateral held by the Company, Company shall exhaust the premium collateral held by the Company on any specific account prior to billing the Partner Agent for any owed premiums (“Applied Collateral”). Furthermore, if Partner Agent follows the collection procedures agreed to by the parties (see Section VI. I.), Company will assume direct collection of the owed premiums from the client.

B.	For each Program, except Pest Control, Partner Agent shall be responsible for collecting, on a weekly basis (or less frequently if approved in writing by the Company Program Director), client reports and corresponding estimated premium from insureds. Company Program Director shall respond to such Partner Agent request in no longer than two (2) business days following such request. In the event an insured fails to report or remit such premium to Partner Agent, Partner Agent shall notify the Company Program Director within eight (8) business days from the end of the business week during which such insured failed to timely report or remit such premiums, as more fully described in the Premiums and Accounting Process Guideline of the Company Guidelines. Notwithstanding such Partner Agent premium collection responsibilities and liability as described in Section VI. A., Partner Agent shall not be liable for any uncollected earned premium in each instance Partner Agent complies with the Premiums and Accounting Process Guideline of the Company Guidelines.

C.	Partner Agent will submit on the first day of the current month premiums (estimated from the prior month) for all policies in force and will submit on the fifth day of the current month any additional prior premiums owed based on reconciliation of actual to estimate.

D.	It is the responsibility of Company to perform audits of paid premium following the termination of each policy for the purposes of determining the appropriate amount of premium owed by each insured for each policy period (“Premium Audit”). It is the policy of Company to complete all Premium Audits and to resolve any disputes arising during the Premium Audit in a timely manner. Company will consider any and all outstanding or disputed amounts associated with any particular Premium Audit to be closed no later than six (6) months, or longer period if approved in writing by the Chief Underwriting Officer of Company, following the issuance and receipt by the Partner Agent of the original Premium Audit statement (“Audit Dispute Period”), as outlined in the Premium Audit Guideline of the Company Guidelines.

E.	All premiums collected by Partner Agent are the property of Company, shall not be commingled with any other funds, shall be held in trust on behalf of Company in a fiduciary capacity, and shall be deposited and maintained in an account separate and segregated from Partner Agent’s own funds or funds held by Partner Agent on behalf of any other company or person (the “Premium Trust Fund”). The Premium Trust Fund shall be placed in an interest bearing account in a bank and account approved by Company in advance. Unless Partner Agent has breached this Agreement, Partner Agent shall be authorized to retain the interest on the Premium Trust Fund. Company may request at any time, and Partner Agent shall provide, a reconciliation of the funds deposited in, and balance due to Company from, the Premium Trust Fund.

F.	The omission of any item(s) by the Company from the Premium Audit statement does not affect Partner Agent’s responsibility to properly account for policies and pay all amounts due, nor does it prejudice the rights of Company to collect such amounts.

G.	Only in excess of Applied Collateral and in accordance with the Collateral Management and Accounting Guideline of the Company Guidelines, Partner Agent shall be liable for earned premiums on policies written through submissions to Partner Agent by other brokers or producers.

H.	No premium advances may be made by Partner Agent from the Premium Trust Fund, and premium advanced on behalf of any insured by the Partner Agent shall not be reversed.

I.	After making a diligent effort to collect earned premiums and submitting documentation of that diligent effort to Company which Company reasonably determines to be sufficient, Partner Agent may request in writing that premiums due as a result of audit of a particular insured be collected directly by Company. Company agrees to assume responsibility for collecting such additional earned premiums. Company will have no obligation to collect amounts hereunder unless Partner Agent’s written request is made within forty-five (45) days of the billing date shown on the Premium Audit statement or, where applicable, the expiration of the Audit Dispute Period, whichever comes first; provided, that when a Premium Audit statement is disputed, any and all undisputed amounts outstanding relating to said Premium Audit statement, Partner Agent shall make all reasonable efforts to collect within forty-five (45) days of the notice of dispute. Premium audit collections and dispute issues shall be handled in accordance with Company Guidelines. Partner Agent shall not be entitled to Compensation on premiums Partner Agent requests Company to collect or Company undertakes to collect, regardless of the amounts collected by the Company.

J.	Partner Agent agrees to be responsible for the payment of any applicable surplus lines taxes and the filing of all affidavits as required by the applicable entities, and shall provide Company with written evidence of such payment and compliance on a quarterly basis.

K.	Partner Agent shall not be entitled to any Compensation on any premium which Company determines (i) to collect, (ii) in its sole discretion to write-off, or (iii) is overdue and is collected by Company, regardless of the amounts collected.
VII.	INSURANCE AND INDEMNITY
A.	Partner Agent shall maintain the following insurance amounts with an insurer having a rating with A.M. Best of at least “A-”: (i) errors and omissions insurance covering Partner Agent and its employees in the minimum amount of $1,000,000 per claim, $2,000,000 aggregate, with a deductible not exceeding an amount agreed by Company, (ii) fidelity insurance covering Partner Agent and its employees in the minimum amount of $1,000,000 and (iii) general liability insurance covering Partner Agent and its employees in the minimum amount of $1,000,000. Partner Agent agrees to immediately notify Company when it receives notice of lapse, increased deductibles, decreased coverage, non-renewal, or termination of any such coverage. Partner Agent agrees to notify Company of any claim brought under any errors and omissions or fidelity insurance which arises out of or is connected with a policy or policies. At the inception of this Agreement and on or before January 31 of each year thereafter, Partner Agent shall furnish Company proof of this insurance.
B.	Company agrees to fully indemnify, defend, and hold harmless Partner Agent from any and all liability, claims, demands, suits, fines and penalties, expenses, costs and attorney fees, made or assessed against or incurred by Partner Agent or the officers, directors, or affiliates of Partner Agent, that may arise by reason of any act, error, or omission of or any misrepresentation by Company or its officers or employees.

C.	Partner Agent agrees to fully indemnify, defend, and hold harmless Company from any and all liability, claims, demands, suits, fines and penalties, expenses, costs and attorney fees, made or assessed against or incurred by Company or the officers, directors, or affiliates of Company, that may arise by reason of any act, error, or omission of or any misrepresentation by Partner Agent, its officers or employees, or brokers or producers submitting business to the Partner Agent pursuant to this Agreement.

D.	The indemnifying party or its liability insurance carrier shall have the right to direct the investigation, settlement, and defense of any such claim, complaint or action. If the indemnifying party assumes the defense of any such action, such party shall not be liable to the indemnified party for any expenses incurred by such indemnified party in connection with such action.
VIII.	TERM AND TERMINATION
A.	This Agreement shall commence on the Effective Date and shall be continuous until terminated (the “Term”).

B.	At any time during the Term hereof, Partner Agent may terminate this Agreement without cause on ninety (90) days written notice of termination to Company. Partner Agent’s authority to place new business with Company shall cease immediately upon receipt of such notice of termination. Partner Agent’s authority to renew business with Company shall cease as of the effective date of termination.

C.	At any time during the Term, Company may terminate this Agreement on one hundred eighty (180) days (or such longer period as mandated by regulation) written notice of termination to Partner Agent if Partner Agent has not met the Company Guidelines pertaining to profitability and/or production. Partner Agent’s authority to submit new business with Company will cease on ninety (90) days after receipt of such notice of termination. Partner Agent’s authority to submit renewals with Company shall cease as of the effective date of termination. Any disputes regarding Company Guidelines shall be determined in Company’s sole discretion.

D.	Upon written notice, either party to this Agreement may immediately terminate this Agreement in whole or in part for cause, which shall include, but not be limited to, the following:

1.	The other party to this Agreement becomes insolvent, institutes or acquiesces in the institution of any bankruptcy, financial reorganization, or liquidation proceeding or any such proceeding is instituted against such party; or

2.	Partner Agent, or the owner of a controlling interest in Partner Agent, sells, exchanges, transfers, assigns, consolidates, pledges or causes to be sold, exchanged, transferred, assigned, consolidated, or pledged: (i) all or substantially all of the assets of Partner Agent, or any entity controlling Partner Agent, to a third party, or (ii) a controlling interest in Partner Agent, or any entity controlling Partner Agent, to a third party (Partner Agent shall immediately notify Company of same); or

3.	Partner Agent fails to correct material deficiencies as noted in any agency audit or program review within the time frame set out in the audit; or

4.	Partner Agent fails to render timely and proper reports or premium accounting as required, or remit premiums when due; or

5.	Partner Agent fails to maintain premium funds in the Premium Trust Account as defined in Section VI. G. of this Agreement; or

6.	The other party to this Agreement engages in acts or omissions constituting abandonment, fraud, insolvency, misappropriation of funds, material misrepresentation, or gross and willful misconduct; or

7.	Partner Agent’s license or certificate of authority is cancelled, suspended, or is declined renewal by any regulatory body within the Territory where Partner Agent transacts or services policies (Partner Agent shall immediately notify Company of same); for fraud or if for more than thirty (30) days for any other reason; or

8.	The other party to this Agreement otherwise materially breaches this Agreement
E.	In the event this Agreement is terminated or any authority of Partner Agent is suspended, limited, or terminated (whether by Company, Partner Agent, or agreement of the parties), Partner Agent shall, subject to all terms, conditions, and restrictions contained in this Agreement, service all business until all such business has been completely cancelled, non-renewed, or otherwise terminated and all claims hereunder have been closed and shall be entitled to its continuing compensation for such continuing service. Company may, in its sole discretion, immediately suspend or terminate Partner Agent’s continuing service obligation as outlined in Program Guidelines. Notwithstanding the foregoing, Partner Agent shall not, without the prior written approval of Company, increase or extend the Company’s liability under, extend the term(s) or condition(s) of, or cancel and re-write, any policies.

If Partner Agent fails to fulfill any service obligation under this Agreement or comply with this Agreement, then Partner Agent shall reimburse Company any expense incurred by Company as a result of non-compliance, or in servicing or arranging for the servicing of business, or such amounts may be offset by Company. If Company fails to fulfill any obligation under this Agreement or comply with this Agreement, then Company shall reimburse Partner Agent for expense incurred by Partner Agent as a result of such non-compliance.

F.	Any notice of termination shall be in writing and sent by certified mail or personally delivered. Such notice shall be deemed received three (3) days from the date of mailing or, if personally delivered, the date delivered. Unless changed by giving written notice to the other party, the addresses of the respective parties are:

Partner Agent:
Risk Transfer Holdings, Inc.
301 East Pine Street, Suite 350
Orlando, FL 32801
Attention: Paul R. Hughes, CEO
Company:
SUA Insurance Company
222 S. Riverside Plaza
Suite 1600
Chicago, IL 60606
Attention: Courtney Smith, President & CEO
cc: Scott Goodreau, General Counsel
IX.	GENERAL PROVISIONS
A.	If Partner Agent breaches this Agreement for any reason whatsoever, Company may, in lieu of terminating the Agreement, suspend some or all of the authority of Partner Agent under this Agreement. Additionally, Company may suspend the authority of Partner Agent during the pendency of any dispute regarding termination or suspension.

B.	The expirations and renewals shall be the property of Partner Agent; provided, however, the Company shall have the right to write or renew such business if required by law, and to take any and all actions with regard to the business as may be required in order to service the business or as may be required by law or pursuant to the policy’s terms.

C.	Partner Agent will advise Company promptly upon becoming aware that an employee of Partner Agent or any of Partner Agent’s brokers or producers have been convicted of a felony.

D.	This Agreement and the Securities Purchase Agreement constitute the entire Agreement between Company and Partner Agent and supersedes any and all other agreements, either oral or written, between Company and Partner Agent with respect to the business. No waiver by either party to enforce any provisions of this Agreement will be effective unless made in writing and signed by an authorized officer of Company and Partner Agent and shall be effective as to the specifically stated waiver date. No amendment to this Agreement will be effective unless made in writing and signed by the parties hereto, and specifying the effective date of such amendment.

E.	Company may combine or offset any balances or funds owed by Partner Agent to Company against any balances or funds owed to Partner Agent by Company under this Agreement or any other agreement between the parties. Because the funds held by Partner Agent are held in trust for Company, Partner Agent may not offset any balance due from Company to Partner Agent under this Agreement or under any other agreement with Company or any other party against the Premium Trust Fund.

F.	This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its rules regarding conflict of laws. Notwithstanding the foregoing, matters relating to agency termination and Partner Agent’s right or Company’s obligations on termination shall be governed solely by the applicable insurance laws, if any, of the state in which Partner Agent is domiciled. The parties hereto consent to the jurisdiction of the State courts of the State of Florida, specifically, the jurisdiction of the Circuit Court for the Ninth Judicial Circuit, in and for the venue of Orange County, Florida, to litigate and resolve any matters or disputes pertaining to this Agreement which are not otherwise resolved in accordance with subsection G below. The reasonable cost and expense of the prevailing party of any such action shall be borne by the losing party.
G.	Except as provided herein, before resorting to litigation, as described in subsection F above, the parties agree that all unresolved differences of opinion or disputes between Company and Partner Agent, arising out of or in connection with this Agreement or any transaction hereunder, at law or in equity, shall first be attempted to be settled by a good faith meeting of a member of senior management of each of Company and Partner Agent (“Good Faith Meeting”). This Good Faith Meeting shall be requested in writing, pursuant to the notice provisions of this Agreement, and conducted within 60 days from the date of receipt of that notice. Failure to conduct the Good Faith Meeting within that time period and in the absence of an agreed extension of that time period, either party is permitted to initiate litigation in the agreed jurisdiction and venue set forth within subsection F, above. If the Good Faith Meeting is conducted but it fails to resolve all or some of the differences of opinion or disputes between Company and Partner Agent, the parties agree they next shall attempt to resolve any and all remaining differences of opinion or disputes between Company and Partner Agent by mediation in Orange County, Florida, with a Supreme Court of Florida Certified Mediator. The mediation shall be conducted within 60 days of the date of the adjournment of the Good Faith Meeting. Failure to conduct the mediation within that time period and in the absence of an agreed extension of that time period, either party is permitted to initiate litigation in the agreed jurisdiction and venue set forth within subsection F, above. If the mediation fails to resolve all or some of the differences of opinion or disputes between Company and Partner Agent the parties agree either party is permitted to initiate litigation in the agreed jurisdiction and venue set forth within subsection F, above. The parties do not consent to submit any of the matters pertaining to this Agreement to arbitration. Undisputed commissions owed to Partner Agent by Company shall be paid to Partner Agent in accordance with the other terms and conditions of this Agreement.

H.	Partner Agent may not assign this Agreement, delegate its duties, or assign its rights under this Agreement, unless otherwise agreed upon and authorized in writing in advance by Company.

I.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

J.	The parties hereby agree that all provisions of this Agreement shall survive termination, except that Paragraph I (A) hereof shall only survive as modified by Article VIII.

K.	Unless otherwise agreed to in writing by both parties, each party agrees that during this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, it shall not directly or indirectly recruit, solicit or hire any employee of the other party, or induce or attempt to induce any employee of the other party to discontinue his or her employment relationship with the other party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first above written.

SUA INSURANCE COMPANY

By:	/s/ Daniel A. Cacchione

Name Printed:	Daniel A. Cacchione
Title:	SVP & Chief Underwriting Officer

RISK TRANSFER HOLDINGS, INC.

By:	/s/ Paul R. Hughes

Name Printed:	Paul R. Hughes
Title:	Chief Executive Officer

EXHIBIT A
COMMISSION SCHEDULE
A.	Except as otherwise provided in this Commission Schedule, Partner Agent’s Commission shall be as follows:

Program Description	Line of Business	Rate of Commission
PEO business in Florida and any other master policy states as agreed to by Company and Partner Agent based on specific agreed upon strategies.	Workers’ Compensation	12% or per agreement by the parties and documented on the NOIC form

PEO business in MCP (multi- coordinated policy) states	Workers’ Compensation	15% or per written agreement by the parties

Temporary Staffing	Workers’ Compensation	12% or per agreement by the parties and documented on the NOIC form

Pest Control	Workers’ Compensation	12% or per written agreement by the parties
B.	The rates of Commission provided in this Schedule do not relate to the following types of business:
1.	Business which Company determines is specially rated, specially classified, or specially reinsured;

2.	Business written subject to a participating plan;

3.	Business written subject to a retrospective plan, SIR, or large deductible; or

4.	Business placed through assigned risks, fair plans, pools, or other risk-sharing associations.
     Commission rates for all such business shall be negotiated on an individual policy basis and agreed by Company in writing.
C.	Commissions different than provided herein may be agreed to in writing between Partner Agent and Company, and such agreement shall supersede this Commission Schedule.

EXHIBIT B
PROFIT SHARING SCHEDULE
A separate profit sharing calculation will be completed for each individual program managed by the Partner Agent.
The Profit Sharing Due to Partner Agent will be calculated using the following Tables:
Table I
Profit Sharing Year [    ]

Premium
1.	Eligible Earned Premium for Profit Sharing Year	$

2.	Premium Written Off	$

3.	Ceded Facultative Reinsurance	$

4.	Net Eligible Earned Premium	$

(Line 1 minus Line 2 minus Line 3)
Expenses
5.	Commissions incurred for Profit Sharing Year	$

6.	Losses and ALAE Incurred for Profit Sharing Year	$

7.	TPA Claims Fee for Profit Sharing Year	$

8.	Claims Charge for Profit Sharing Year (% times line 4)	$

9.	IBNR Charge for Profit Sharing Year	$

10.	Taxes, Licenses and Fees for Profit Sharing Year	$

11.	Operating Charge (% times line 4)	$

12.	Dividends Incurred for Profit Sharing Year	$

13.	Expense Total (Sum of Lines 5, 6, 7, 8, 9, 10, 11 and 12)	$

Profit Sharing Year Result
14.	Profit Sharing Year Result	$

(Line 4 minus line 13) (Can be negative)
15.	Profit Sharing Factor		50%
16.	Profit to be Shared (Line 14 times Line 15)	$

(Can be negative)

17.	Payout Factor		%

18.	Result (Line 16 times Line 17) (Can be Negative)	$

Based on this Table, the Partner Agent’s Combined Ratio is ___% (line 13 divided by line 4 times 100). The maximum Profit Sharing due the Partner Agent will be limited to 7% of Net Eligible Premium per Profit Sharing Year.
LEGEND
Table I

Line 1.	Eligible Earned Premium shall mean direct premium earned for Profit Sharing Year which relates to Eligible Business less premium ceded (less ceding commission received) for reinsurance.

Line 2.	Premium Written Off shall include any premium due Company which Company has charged off as uncollectible for the Profit Sharing Year.

Line 3.
Ceded Facultative Reinsurance shall include earned premium ceded (less ceding commissions received) for facultative reinsurance specifically related to Eligible Business purchased by Company for Profit Sharing Year.

Line 5.
Commissions shall include the direct commissions and policy fees (if included in Eligible Earned Premium) incurred by Company for the Profit Sharing Year, relating to Eligible Business. Additionally, Company shall add to such total any amounts or expenses of Partner Agent which Company agrees to reimburse, assume, or share.

Line 6.
Losses and ALAE Incurred shall be direct losses and expenses incurred (paid plus case reserves) by Company on claims reported for the Profit Sharing Year relating to Eligible Business, excluding unallocated loss adjustment expense, plus any extra contractual or bad faith payments relating to Eligible Business less recoveries from Ceded Treaty and Facultative Reinsurance specifically related to eligible business.

Line 7.	TPA Claims Fee shall be actual fees incurred by the Company on behalf of the Partner Agent for the current Profit Sharing Year.

Line 8.	Claims Charge shall be a designated percentage determined by Company based on unallocated loss adjustment expense for the current Profit Sharing Year times Net Eligible Earned Premium.

Line 9.
IBNR Charge shall be determined solely by the Company and shall include a provision for the reserve for Losses and ALAE Incurred but not reported during the Profit Sharing Year, which reserve shall include development on losses and ALAE already reported to Company. The IBNR calculation will take into consideration the specific lines and classes of business written by the Program Agent.

Line 10.
Taxes and Assessments shall include any loss based or premium based assessments and any expenses relating thereto, and premium taxes, boards, bureaus, and any miscellaneous taxes including insurance department licenses and fees, relating to Eligible Business allocated by Company to Eligible Earned Premium including but not limited to residual market, fair plan or guaranty association assessments.

Line 11.
Operating Charge shall be a designated percentage for the current Profit Sharing Year times Net Eligible Earned Premium. Operating Charge shall be determined solely at Company’s discretion and shall be based on the operating expenses of Company not included in any of the line items described herein.

Line 12.	Dividends Incurred shall include all dividends incurred (paid plus an estimate of accrued but not paid) for the Profit Sharing Year by Company under Eligible Business.

Line 15.
Profit Sharing Factor shall be 50%. A minimum total Eligible Written Premium of twenty million dollars ($20,000,000), minimum program Eligible Written Premium of twenty million dollars ($20,000,000) for PEOs, and minimum program Eligible Written Premium of five million dollars ($5,000,000) for each other program must be achieved during the Profit Sharing Year to be paid out under the profit sharing calculation. The profit sharing calculation will be completed regardless of whether Partner Agent meets its minimum requirements.

Line 17.	Payout Factor shall be calculated according to the following chart:
PROFIT SHARING AGREEMENT
PAYOUT FACTORS

5 Years
1st Valuation	10%
2nd Valuation	25%
3rd Valuation	45%
4th Valuation	70%
5th Valuation	100%

Timing of Calculation of Profit Sharing Due
A.	If Partner Agent meets the Minimum Eligible Written Premium requirements for a Profit Sharing Year, Company shall calculate Profit Sharing Due to Partner Agent for the Profit Sharing Period based on Company’s records. Such calculation shall be provided to Partner Agent sixty (60) days after each Valuation Date.

B.	Each Profit Sharing Year’s calculation will include a separate re-calculation of each prior Profit Sharing Year. Re-calculations for each prior Profit Sharing Year will be as of the current Valuation Date, and will be made utilizing the formula set forth in Table I. A summary of calculations made for each Profit Sharing Year will be entered on current Profit Sharing section of Table II.

C.	Provided that all premium or other amounts due Company shall have been received by Company, within sixty (60) days after completion of the calculation of Profit Sharing Due, Company shall pay the amount of Profit Sharing Due to Partner Agent for the Profit Sharing Period as shown in Table II.

D.	In the event of a deficit in a Profit Sharing Year, the deficit will offset past or future surplus until fully absorbed up to and including the fifth Valuation Date of such deficit. In order of how deficits will be applied and how payout will be determined, deficits offset the earliest surpluses first including subsequent development of those surpluses.
LEGEND
Other Defined Terms used in this Agreement
A.	The Initial Profit Sharing Year of this Agreement shall be from January 1, 2005 to December 31, 2005.

B.	The Initial Profit Sharing Year of this Agreement shall be from the Effective Date to December 31st following the Effective Date (“Initial December Date”). Notwithstanding the foregoing, the Initial Profit Sharing Year of this Agreement shall be from the Effective Date to December 31st following the Initial December Date if the Effective Date is between April 1 and December 31st. Subsequent Profit Sharing Years, if any, shall be January 1st to December 31st.

C.	Valuation Date shall mean June 30th of each year. Except as otherwise set forth below, Company shall continue providing calculations for each Profit Sharing Year through the June 30th of each successive year following termination of this Agreement, the Final Profit Sharing Year, or until the parties mutually agree in writing to close the calculations for a particular Profit Sharing Year or Profit Sharing Years.
Term and Termination
This profit sharing schedule will terminate upon the effective date of termination of this Agreement. The Final Profit Sharing Year under this Agreement will be the Profit Sharing Period ending as of the effective date of termination.

In the event this Agreement is terminated prior to the fifth anniversary of the Effective Date by the Partner Agent, Company shall provide no further Profit Sharing calculations. In the event that this Agreement is terminated prior to the fifth anniversary of the Effective Date by Company in accordance with Section VIII. D., Company shall provide no further Profit Sharing calculations.
General
No charge, offset, credit, or deduction for any Profit Sharing which is or may be due Partner Agent shall be made or claimed by Partner Agent in accounts submitted to Company under this Agreement or any other agreement. Profit Sharing Due shall be payable only by Company’s check. Company may combine or offset any amount owed to Partner Agent by Company hereunder against any amount owed to Company by Partner Agent under any other agreement between the parties.